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                                   EXHIBIT 5.1

                               OPINION OF COUNSEL

                                  June 30, 1997



Connectics Corporation
3400 W. Bayshore Road
Palo Alto, CA  94303

         REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 30, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of a total of an additional 543,488 shares of your Common Stock (the "Shares"). Of these shares, 500,000 have been reserved for issuance under the 1994 Stock Plan, as amended (the "Plan"). The remaining 43,488 shares were granted outside of the Plan pursuant to other employee benefit plans, as that term is defined in Rule 405 of the Act. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares being registered.

         It is our opinion that (i) the Shares under the Plan when issued and sold in the manner referred to in the Plan and pursuant to the respective agreement which accompanies each grant under the Plan and (ii) the Shares not covered by the Plan, when issued and sold pursuant to the terms and conditions of the respective agreements that contemplate the issuance and sale of such Shares, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments to it.

                                       Sincerely,

                                       VENTURE LAW GROUP

                                       /s/ Venture Law Group








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